Exhibit 4

BRASKEM


                                   BRASKEM S.A
                C.N.P.J NO. 42.150.391/0001-70 - NIRE 29300006939

             MINUTES OF THE 466TH MEETING OF THE BOARD OF DIRECTORS
                            HELD ON OCTOBER 23, 2002

On October 23, 2002, the 466th (four hundredth and sixty-sixth) meeting of BRASKEM S.A.'s Board of Directors was held at 2:00 p.m. at the Company's offices at Avenida Presidente Vargas, 309, 13(degree) andar, CEP. 20.07 1-003, Rio de Janeiro/RJ, in the presence of the undersigned Board Members. Also present were Directors Jose Carlos Grubisich, Mauricio Roberto de Carvalho Ferro and Paul Elie Altit. Board Member Pedro Augusto Ribeiro Novis presided over the meeting with Ma Patricia Soares Nogueira acting as secretary. AGENDA: I) Matters for
Information: The matters contained in Item I of the agenda were presented and debated; II) Matters for Decision: The following decisions were taken unanimously: 1) INTERNAL ORGANIZATION OF THE BOARD OF DIRECTORS - the Internal Organization of the Company's Board of Directors was approved after due analysis and contributions from the Board Members; 2) INVESTMENT POLICY -- the Company's Investment Policy was approved after due analysis and contributions from Board Members; 3) STOCK TRADING POLICY -- the Company's Stock Trading Policy was approved after due analysis; 4) ELECTION OF THE DIRECTORS TO THE EXECUTIVE BOARD -in view of the recent alterations in the Company's Bylaws, which among others, increased the number of Executive Board Directors and approved the convenience of electing leaders for the Company's Business Units, the following were elected to the Executive Board: BERNARDO AFONSO DE ALMEIDA GRADIN, Brazilian, married, civil engineer, bearer of Identity Card RG 1.832.123 SSP/BA, enrolled in the Brazilian taxpayer's register (CPF/MF) under number 316.183.245-00, resident and domiciled at Rua Marcos Melega, 150, apartment 06G, Alto de Pinheiros/SP, CEP:
05.633-040, Sao Paulo/SP, LUIZ DE MENDONCA, Brazilian, married, engineer, bearer of Identity Card RG number 10.445.472, enrolled in the Brazilian taxpayer's register (CPF/MF) under number 063.523.448-36, resident and domiciled at Rua Acutiranha, 359, Morumbi, Sao Paulo/SP, CEP 05.679-000 and ROBERTO PRISCO PARAISO RAMOS, Brazilian, married, mechanical engineer, bearer of Identity Card RG 8.922.760 SSP/SP, enrolled in the Brazilian taxpayer's register (CPF/MF) under number 276.481.507-78, resident and domiciled at Rua Faro, 54, apartment 903, Jardim Botanico, Rio de Janeiro/RJ, CEP 22.461-020. Following the alterations herein approved, the Executive Board shall now comprise the following members: Jose Carlos GRUBISICH FILHO, CHIEF EXECUTIVE OFFICER; PAUL ELIE ALTIT, INVESTOR RELATIONS DIRECTOR; BERNARDO AFONSO DE ALMEIDA GRADIN, LUIZ DE MENDONCA, MAURICIO ROBERTO DE CARVALHO FERRO, ROBERTO PRISCO PARALSO RAMOS AND ROGERIO AFFONSO DE OLIVEIRA, DIRECTORS, all with their terms of office expiring on the date of the Annual General Meeting which will examine the accounts for the financial year 2003. The Directors herein elected declare for the purposes of Article 37, item II, of Law 8,934 of November 18, 1994 and regulated by Law 10,194 of February 14, 2001, that they are not impeded from exercising corporate commercial or managerial activities due to a criminal conviction. They also declare that they have complied with the provisions in CVM Instructions 358 and 367 of January 3 2002 and May 29 2002, respectively by making written declarations in accordance with the terms of the said Instructions, which have been filed at the Company's head office; 5) CALENDAR OF MEETINGS FOR 2003: Calendar of Meetings of the Board of Directors 2003, which with some alterations was approved, and having been initialed by those present, was attached to these minutes as Annex 1; III) MATTERS OF COMPANY INTEREST: 1) CHANGE IN MEETING DATE FOR DECEMBER -December's Meeting of the Board of Directors to be held on December 18, 2002 was rescheduled for Tuesday December 17, 2002 at 9:30 a.m. in CamacarilBA; 2) MONITORING OF THE BUSINESS PLAN -- approved the proposal for Schedule for the Delivery of Reports for Monitoring the Business Plan of DP/BRASKEM, according to the proposal previously sent to members of the Board of Directors; 3) ESTABLISHMENT OF THE LIMIT FOR CONTRACTING CREDIT LINES: pursuant to sub-item "q", article 26 of the Company's Bylaws, the Executive Board's proposal was approved for establishing a limit of up to R$ 150,000,000.00 (one hundred and fifty million reais), per operation for the Executive Board to contract loans or financing in Brazil or overseas during the 2002 financial year. Operations of more than R$20,000,000.00 (twenty million reais) will be merely informed to the Board of Directors a posteriori. IV) CONCLUSION OF THE MINUTES --There being no further matters on the agenda, these minutes were transcribed and having been read, discussed and found to be correct, were signed by all the Board


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Sede-Fabrica: Camacari/BA- Rua Eteno, 1561, Polo PetroquImico de Camacari - CEP
42810-000 - Tel.(7l) 632.5102 Escritorios: Rio de Janeiro/RJ - Av. Preaidente Vargas, if 309, l3~ andar - CEP 20071-003 - Tel. (21) 516.1515 - Fax
(21)233.0476

Salvador/BA - Av. Estados Unidos, 397 - Ed. Cidade do Salvador, salas 216/217 - CEP 40010-020 - Tel. (71) 242.1755

BRASKEM



                                   BRASKEM S.A
                C.N.P.J NO. 42.150.391/0001-70 - NIRE 29300006939


Members present and the President and Secretary of the Meeting. Rio de Janeiro/RJ, October 23, 2002. (Signed.: Pedro Augusto Ribeiro Novis -- President; Ana Patricia Soares Nogueira -- Secretary; Alvaro Fernandes da Cunha Filho; Alvaro Pereira Novis; Carlos Alberto de Meira Fontes; Francisco Teixeira de Sa; Jose de Freitas Mascarenhas; Luiz Fernando Cirne Lima; Margareth Feijo Brunnet; Newton Sergio de Souza; Ricardo Simoes Salim; Sergio Ribeiro da Costa Werlang.)



        Checked against the original transcribed in the minutes register


                          Ana Patricia Soares Nogueira
                                    Secretary




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Sede-Fabrica: Camacari/BA- Rua Eteno, 1561, Polo PetroquImico de Camacari - CEP
42810-000 - Tel.(7l) 632.5102 Escritorios: Rio de Janeiro/RJ - Av. Preaidente Vargas, if 309, l3~ andar - CEP 20071-003 - Tel. (21) 516.1515 - Fax
(21)233.0476

Salvador/BA - Av. Estados Unidos, 397 - Ed. Cidade do Salvador, salas 216/217 - CEP 40010-020 - Tel. (71) 242.1755